Exhibit 99.3

Monday, August 10, 2009

MPhase Technologies, Inc.
587 Connecticut Ave.
Norwalk, CT 06854

Dear Ronald and Martin,

This letter is to confirm that you acknowledge and understand that accepting payment from me for my Note to MPhase (Document C-08102009) is not optional but is required. This Note to MPhase has been secured by me (Collateral & Security Agreement) and I have pledged this collateral, entered into this Note, and entered into this Security Agreement to pay it down as described.

According to these documents and according to our agreement, you are required to accept any payment made to you under Document C-08102009; and subsequent to any such payment by me, under Document B-08102009, I will have the right to convert out an equal or lesser amount from Document B-08102009.

Please confirm your acknowledgement and understanding of these payments and conversions, and the workings of Document C-08102009 and Document B-08102009 by signing below.